LABTECH SYSTEMS INC.
3950 Worthview Pl., Unit # 2
Mississauga, Ontario L5N 6S7
CANADA
(905) 824 5306

Service Agreement for Labtech System's choozmail

VAR

Date:               May 1, 2005
Service Provider:   Labtech Systems Inc., a wholly owned division of
                        NITAR Tech. Corp.
                    3950 Worthview Place, Mississauga, Ontario, Canada L5N 6S7
Product:            choozmail
Purchaser:          Brick Enterprises Ltd.

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This is a Service Agreement (the "Agreement") by and between Labtech Systems
Inc. (LS) and Brick Enterprises Ltd. (Company) for the right to sell and distribute choozmail as a registered and licensed VAR in the Country of Canada.

1.   SERVICES AND FEES

     LS agrees to provide Company choozmail described on Schedule A and Company agrees to pay the fees stated on Schedule A. Company will be responsible for the marketing and selling of the choozmail product and Services in the agreed to geographic area. Company agrees to provide sufficient staff to represent choozmail in the aforementioned geographic area. Company agrees to inform LS of all account acquisition plans (Schedule "B") in the event there is a potential crossover into other georgraphic areas where specific rights of other VARs may be inadvertently infringed upon. The decision of LS in these matters is final. Company also understands that Labtech reserves the right to also sell choozmail into the Canadian marketplace and that those accounts will be considered house accounts with no remuneration being paid to Company. Labtech will always first contact the Company before selling into any account to avoid conflicts.

2.   SERVICE DELIVERY

- LS will provide the Company with pre-paid choozmail cards each with unique codes in bulk as described on Schedule A or an alternative means of registration.

- Any requests by Company for the acquisition of additional Services and/or the reconfiguration of existing and/or new data, other than that contemplated above shall be billed to Company based on LS's rates of US$ 75.00/hour plus reasonable travel expenses and per diem if deemed necessary. LS shall require Company to enter into and sign a separate Service Agreement with LS.

3.   PAYMENT

- Upon execution of this Agreement by Company, Company agrees to pay LS 50% of each pre-purchased unit upon delivery by LS. Upon receipt of initial pre-paid order, all goods will be delivered to Company with 30 days. Company agrees to pay LS net 30 days all balances for each and every order.

-    Schedule A is expressed in Canadian dollars.

- All rates as quoted in Schedule A will remain in effect for a full 12 months commencing with the signing of this agreement in a timely manner.

4.   OWNERSHIP

- Ownership of the Proprietary Software (Plug-in) and Hardware shall at all times remain with LS and Company shall not have any right, title or ownership interest with these plug-in options.

- Company acknowledges and agrees that LS's Hardware and Proprietary Software contain proprietary information, which is of value to LS. Company covenants that it shall not reverse engineer or tamper in any way with LS's Hardware and/or Proprietary Software, nor counsel, procure or assist anyone else to do the same.

5. PRODUCT MARKING

- Company acknowledges that LS's Hardware will contain both LS's Trademark Notice, denoting LS's exclusive right, title and interest in and a notice of property ownership. Company agrees that it shall not remove, destroy, alter or cover up LS's Trademark Notice or property notice, nor counsel, procure or assist anyone else to do the same.

-    Company has the right to use LS's Trademark for the following purposes:

     -    Promotional material
     -    Advertising activities
     -    Product placement opportunities
     -    Presentation materials

- Company will review all proposed uses of the Trademark with Nitar/LS prior to commencement of the above activities.

6.   PERFORMANCE

- Company acknowledges that a minimum of 75,000 units/subscriptions will be purchased/sold in the12 month period commencing with the beginning of this Agreement. In the event this benchmark is not attained, LS reserves the right to reconsider the exclusive arrangement in the aforementioned category for the next term of a new agreement.


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

LABTECH SYSTEMS INC.
3950 Worthview PI., Unit # 2
Mississauga, Ontario L5N 6S7
CANADA
(905) 824 5306


7.   SUPPORT

- LS shall perform all first level technical support required during delivery and answer all reasonable questions that Company may have regarding the use and support of choozmail and any/all applicable LS Services.

- While LS is not required to provide any other support, Company may request, at its sole option for LS to provide, at its sole discretion, any and all technical support and Company shall pay to LS the rates and fees of US $ 75.00/hour.

- If such support is required to be delivered in the field, Company shall pay for LS's reasonable travel, per diem subsistence and other expenses where such have not already been provided by Company.

- LS shall submit an invoice for any support provided to Company that LS is entitled to charge for and any permitted expenses incurred which company will agree to pay LS net 30 days.

8.   MAINTENANCE

- During the Term, LS shall use reasonable efforts to correct any Hardware and/or Proprietary Software malfunctions identified by Company which can be repeated by LS, provided however that under no circumstances does LS warrant or represent that all errors can or will be found or corrected.

9. LIMITATION OF LIABILITY

- Under no circumstances shall LS, its shareholders, directors, officers, employees, agents or persons for whom LS is responsible for at law, be liable for any incidental, special, indirect, direct or consequential damages or loss of profits, interruption of business or related expenses incurred by Company which may arise out of the use of the hardware and proprietary software, whether or not LS was told of the possibility of such damage or injury and including but not limited to those resulting from defects in the hardware and proprietary software or loss or inaccuracy of data of any kind. In any case, LS shall not be liable for any amount in excess of the amounts LS has been paid during the preceding twelve (12) months.

- LS shall not be liable to Company for any delay or failure in the performance of this Agreement or for loss or damage of any nature whatsoever suffered by Company due to disruption or unavailability of communication facilities, utility or Internet service provider failure, acts of war, unavailability of energy sources or any other causes beyond LS's reasonable control.

10.  TERM AND TERMINATION

- This Agreement will commence upon execution and shall continue until terminated.

- Either party may agree to renew this Agreement within 60 days written notice of the anniversary date of this Agreement.

- In the event that either party declines to offer an option for renewal, written notice must be submitted within 60 days of the Agreement's anniversary date.

- In the event that Agreement is not renewed, LS agrees to continue remuneration for any and all renewals to Company for as long as LS offers and supports choozmail - unless termination of Agreement is due to improper conduct by Company that cannot be resolved by both parties within 45 days of notice of intent not to renew. In the event this leads to legal action by either party, all renewal remuneration for Company, per any current Agreement, will be placed in escrow until such time as mutual agreement is reached by LS and Company.

-    Within ten (10) days after termination of this Agreement, Company shall:

     - Return any and all applicable hardware, proprietary software obtained from LS as a result of this Agreement to LS.

     - Pay any and all outstanding fees and expenses incurred by LS in fulfilling any support requested by Company.

- LS and Company agree that, with 30 days notice and within the term of this agreement, this agreement may be assigned to a mutually approved company who will assume all liabilities of Company upon assignation of ownership and all obligations.

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If this agreement is acceptable, please sign below.

Brick Enterprises Ltd.                    Labtech Systems Inc.


/S/ WILLIAM R.H. xxxxxxx                  /S/ RICHARD DOYLE
--------------------------------------    --------------------------------------
Signature of Authorized Representative    Signature of Authorized Representative


William R.H. XXXXXXXXXXXX                 Richard Doyle
--------------------------------------    --------------------------------------
Name of Authorized Representative         Name of Authorized Representative


President                                 Director Sales North America
--------------------------------------    --------------------------------------
Title of Authorized Representative        Title of Authorized Representative


April 30, 2005                            April 30, 2005
--------------------------------------    --------------------------------------
Date                                      Date


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

 GRAPHIC OMITTED][GRAPHIC OMITTED]
Schedule A - Fee and Compensation Schedule

VAR

All fees, compensation and/or commissions are stated in US Dollars - applicable taxes not included.

Number of units per       Covered by this    MSRP per            VAR Pre-purchase Price per unit
12-month period           Agreement          unit                                                     Notes
----------------------------------------------------------------------------------------------------------------
175,000 units             x                  $   39.95           $ 29.95 per unit
----------------------------------------------------------------------------------------------------------------
75,001    150,000 units   x                  $   39.95           $ 29.95 per unit and, based upon
                                                                 the MSRP at the time, plus $ 1.00
                                                                 converted to shares
----------------------------------------------------------------------------------------------------------------
150,001 units and up      x                  $   39.95           $ 29.95 per unit and, based upon
                                                                 the MSRP at the time, plus $ 2.50
                                                                 converted to shares
----------------------------------------------------------------------------------------------------------------

As stated on the first page of this Agreement, the term of this Agreement is for a period of no less than one year (________).

In the event that future agreements are entered into between LS and Company, the following table will show the planned remuneration Schedule commencing with the second, 12-monlh Agreement with Company:

-------------------------------------------------------------------------------------------------------------------

Number of units per       Covered by this     MSRP per        VAR Pre-purchase Price per unit
12-month period           Agreement           unit                                                    Notes
-------------------------------------------------------------------------------------------------------------------
175,000 (NEW)             x                   $  39.95        $  29.95 per unit and, based upon the
units++                                                          MSRP at the time, plus $ 1.00
                                                                 converted to shares
-------------------------------------------------------------------------------------------------------------------
75,001 (new) units and    x                   $  39.95        $  29.95 per unit and, based upon the
up++                                                             MSRP at the time, plus $ 2.50
                                                                 converted to shares
-------------------------------------------------------------------------------------------------------------------
1   75,000 (RENEWAL)      x                   $  39-95        $  29.95 per unit and, based upon the
unitso                                                            MSRP at the time, plus $ 1.00
                                                                 converted to shares
-------------------------------------------------------------------------------------------------------------------
75,001 (RENEWAL) units    x                   $  39.95        $  29.95 per unit and, based upon the
and up*                                                          MSRP at the time, plus $ 2.50
                                                                 converted to shares
-------------------------------------------------------------------------------------------------------------------

++ Brand new subscriptions only .

* Subscription renewals only.


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